Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of VICI Properties, Inc. on Form S-4 and in the related proxy statement/information statement/prospectus, which are part of the Registration Statement, of our written opinion dated August 3, 2021, appearing as Annex B to such proxy statement/information statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of VICI’s Financial Advisor”, “The Merger—Background of the Transactions”, “The Transactions—Recommendation of the VICI Board of Directors and Their Reasons for the Transactions”, “The Transactions—Opinion of VICI’s Financial Advisor”, “The Transactions— Certain VICI Unaudited Prospective Financial Information” and “The Master Transaction Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Seth Weintrob
Seth Weintrob
Managing Director

New York, New York

September 3, 2021